March 3, 2008

Artisan Distributors LLC

875 East Wisconsin Avenue

Suite 800 Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has re-designated the Investor Shares class of Artisan Emerging Markets Fund (the “Fund”) as the Advisor Shares class. The Fund also has an Institutional Shares class. In accordance with paragraph 6 of the Distribution Agreement between Artisan Funds, Inc. and Artisan Distributors LLC dated as of October 29, 1998, Artisan Funds, Inc. hereby requests that you act as Distributor for the Fund’s re-designated share class under the terms of the Distribution Agreement.

Please indicate your acceptance of this appointment as Distributor by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

Agreed to this 3rd day of March, 2008

ARTISAN DISTRIBUTORS LLC

By:	/s/ Janet D. Olsen
Name:	Janet D. Olsen
Title:	Vice President